Exhibit 99
January 12, 2007 Press Release

Ecoloclean  Industries,  Inc. Announces  Disposition of Aquatronics  Industries,
Inc.

CRYSTAL CITY, Texas, Jan 12, 2007 /PRNewswire-FirstCall via COMTEX/ -- Ecoloclean Industries, Inc. (OTC Pink Sheets: ECCI) ("Ecoloclean"), announced today that it has disposed of its wholly owned subsidiary, Aquatronics
Industries, Inc. ("Aquatronics"), of Riverside, Rhode Island, on December 29, 2006 by returning 81% of its ownership interest to the family of Howard E. Schachter, who is Aquatronics' President and Founder, and selling the remaining 19% to one of its employees for $100,000 which will be offset against its debt due to the employee.

Royis Ward, President and CEO of Ecoloclean, stated that due to the continuing need for funds to meet the business plan of Aquatronics and the limited resources of Ecoloclean, the disposal of the ownership of Aquatronics was in the best interest of the Company at this time.

Prior to the disposal of Aquatronics, Ecoloclean assisted Aquatronics in renegotiating the terms of its Patent Assignment from BioCatalytica, Inc. ("BioCatalytica"), for use by Aquatronics. The renegotiated terms included the return for cancellation of 2,000,000 shares of Ecoloclean's restricted common stock being held for delivery to BioCatalytica in 2007 and the cancellation of $101,750 of debt remaining from the original $150,000 due to BioCatalytica by Aquatronics in return for the cancellation of the Patent Assignment.

Aquatronics, concurrently with the cancellation of the Patent Assignment, was able to obtain a Non-Exclusive Limited License from BioCatalytica utilizing the patented technology in return for royalties based on future sales.

FORWARD-LOOKING SAFE HARBOR STATEMENT: To the extent that this release discusses any expectations concerning future plans, financial results or performance, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to substantial risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements. Readers are cautioned not to place undue on these forward-looking statements, which speak only as of the date hereof and reflect only management's belief and expectations based upon presently available information. These statements and other forward-looking statements are not guarantees of future performance and involve risks and uncertainties.

The Company assumes no obligation to update any of the forward-looking statements in this release.

ABOUT ECOLOCLEAN INDUSTRIES, INC.: Ecoloclean is the parent company of two wholly-owned operating subsidiaries, Ecoloclean, Inc. and World Environmental Technologies, Inc., which utilize various remediation techniques and technologies. Ecoloclean and its subsidiaries shall continue to employ its patented Electrocoagulation process with the EC units that it owns.

The transactions detailed above are the first steps initiated by Ecoloclean to reduce debt and dispose of non-productive assets.
     For more information about the Company, please visit http://www.ecoloclean.com
INVESTOR CONTACT
 ROYIS WARD - PRESIDENT
830-374-9100
 830-374-0202 - FAX